EMPLOYMENT AGREEMENT

            This EMPLOYMENT AGREEMENT is made and entered into this 7th day of October, 1999, between BEI MEDICAL SYSTEMS, INC., a Delaware corporation (hereinafter referred to as "BEI") and RICHARD W. TURNER (hereinafter referred to as "Turner").

RECITALS

            A. Turner has been employed by BEI as President and Chief Executive Officer under the terms and conditions of a letter agreement between BEI and Turner dated January 24, 1999 ("the Letter Agreement.") A copy of the Letter Agreement is attached to and is incorporated herein. The Letter Agreement and this Employment Agreement collectively shall be referred to as " the Agreement."

            B. Contemporaneously with the execution of this Agreement, BEI is selling substantially all of its assets to CooperSurgical Acquisition Corp. ("CooperSurgical.") As an essential element of that transaction, CooperSurgical has insisted that Turner sign a Non-Competition Agreement. In addition, after the closing of that transaction, BEI desires that Turner remain employed by BEI.

            C. Turner has agreed to sign the Non-Competition Agreement with CooperSurgical and to accept employment with BEI following the transaction under the terms and conditions of this Agreement.

            D. The Board of Directors of BEI considers it essential to the best interests of BEI that Turner continue his employment with BEI. In order to induce Turner to accept employment and/or continued employment with BEI, BEI desires to enter into this Agreement with Turner.

            NOW, THEREFORE, in consideration of the foregoing Recitals, which form an integral part of this Agreement, and of the mutual covenants, terms and conditions set forth in this Agreement, and for other good and valuable consideration, BEI and Turner agree as follows:

1. EMPLOYMENT

            1.1. BEI employs Turner, and Turner accepts employment with BEI, under the terms and conditions of this Agreement. BEI hereby re-affirms the terms and conditions of the Letter Agreement as if set forth in full in this Agreement. In the event of any conflict between the terms of the Employment Agreement and the Letter Agreement, the terms of the Employment Agreement first shall control.

2. MODIFICATIONS TO THE LETTER AGREEMENT

            2.1. BEI agrees to pay Turner the single lump sum of $80,000.00 upon the closing of the transaction between BEI and CooperSurgical described in Recital B above, and the parties agree that this payment shall fully satisfy any obligations BEI may have to Turner (a) under paragraph 2 of the Letter Agreement, with respect to any such bonus for 1999 only, and (b) under paragraph 4 of the Letter Agreement, at any time.

            2.2. In addition to the terms of paragraph 6 of the Letter Agreement, BEI agrees to reimburse Turner for all travel, living and related expenses arising from or reasonably related to (a) his normal commutation to the offices of BEI, wherever located, and (b) any litigation, arbitration or other legal proceedings involving Turner, BEI, CooperSurgical, or any other person or entity, with respect to the business of BEI or Turner's employment by BEI; provided, however, that BEI shall not reimburse Turner for any such expenses if BEI and Turner are opposed to one another in any such proceeding.

            2.3. Paragraph 8 of the Letter Agreement is modified to read as follows: The term of this Agreement shall be for a term equal to the time Turner is subject to any restriction contained in the Non-Competition Agreement with CooperSurgical, and thereafter until terminated. Therefore, Turner shall be entitled to full salary and all other benefits under this Agreement for a minimum period equal to the time he is subject to any restriction contained in the Non-Competition Agreement with CooperSurgical, and for such additional periods beyond the expiration of the last of the restrictions under that Non-Competition Agreement as he may remain employed by BEI or any "Successor," defined for the purposes of this Agreement as any person or entity that succeeds to all or substantially all of the business and/or assets and/or shares and/or voting control of BEI, whether by purchase, merger, change of control, sale of assets, consolidation or otherwise, and for such additional periods as provided in this Agreement. In the event Turner leaves the employ of BEI before the end of the term of the last to expire of the restrictions under the Non-Competition Agreement, he shall receive from BEI and/or from any Successor, and BEI and/or any Successor shall be obligated to pay Turner, at a minimum the same salary and benefits as provided in this Agreement for the remaining term of the last to expire of the restrictions under the Non-Competition Agreement. However, if Turner leaves the employ of BEI before the end of the term of the last to expire of the restrictions under the Non-Competition Agreement and finds other employment, BEI's obligations to pay salary and bonus shall be reduced by the salary and bonus Turner receives from such other employment.

            2.4. Paragraph 9 of the Letter Agreement is modified as follows:

                  (a) The preamble of Paragraph 9 is amended to read: If BEI is sold or undergoes any other change of control by January 31, 2001 (or such other extended date to which the parties may later agree in writing), or if Turner is terminated for any reason before BEI is sold or undergoes any other change of control, or if BEI is not sold or does not undergo any other change of control by January 31, 2001 (or such other extended date to which the parties may later agree in writing), you shall have the option of departing BEI with the following package:

                  (b) Paragraph 9(A) is amended to read as follows: Payment of salary until the last to expire of the restrictions under the Non-Competition Agreement.

                  (c) Paragraph 9(B) is amended by adding at the end thereof the following: Payment shall be made within thirty (30) days after the date of Turner's invoice or other request for payment.

                  (d) Without limiting the provisions of paragraph 3.2 below, paragraph 9(E) is amended by adding at the end thereof the following: Such coverage shall continue in effect until the last to expire of the restrictions under the Non-Competition Agreement. If for any reason such coverage is cancelled or unavailable to BEI or its Successor, then BEI and its Successor shall reimburse Turner for the full costs and all expenses in connection with Turner's procurement of substitute coverage in equivalent amounts.

                  (e) Paragraph 9(G) is amended to read as follows: BEI may not terminate Turner's employment without cause during the period in which he is subject to any restriction in the Non-Competition Agreement

                  (f) Paragraph 9(H) is amended by adding at the end thereof the following: ", or upon the termination of Turner's employment."

            2.5. It is acknowledged that the parties disagree as to whether the sale of assets by BEI to CooperSurgical described in Recital B above constitutes a sale of BEI pursuant to paragraph 9 of the Letter Agreement. Notwithstanding this, so long as BEI remains in compliance with this Agreement Turner agrees not to assert any rights he may have under paragraph 9 with respect to such transaction.

            2.6 Paragraph 10 of the Letter Agreement is deleted.

3. ADDITIONAL TERMS AND CONDITIONS

            3.1. Indemnification.

                  (a) Definitions. As used in this Agreement:

                        (1) The Term "Proceeding" shall include all threatened, pending or completed actions, suits or proceedings, whether brought by or against BEI or Turner and whether of a civil, criminal, administrative or investigative nature with respect to the business of BEI or Turner's employment by BEI. Without limiting the foregoing, "Proceeding" also includes (i) actions, suits or proceedings brought under and/or predicated upon the Securities Act of 1933, as amended, and/or the Securities Exchange Act of 1934, as amended, and/or their respective state counterparts and/or any rule or regulation promulgated thereunder, in which Turner may be or may have been involved as a party or otherwise by reason of the fact that Turner is or was a director and/or officer of BEI, by reason of any action taken by him or of any inaction on his part while acting as such director and/or officer or by reason of the fact that he is or was serving at the request of BEI as a director, officer, employee or agent of or advisor to another company, partnership, joint venture, trust or other enterprise, whether or not he is serving in such capacity at the time any liability or expense is incurred for which indemnification or reimbursement can be provided under this Agreement, and (ii) actions, claims, suits or proceedings brought under or pursuant to the Non-Competition Agreement with CooperSurgical.

                        (2) The term "Expenses" includes, without limitation, all monetary obligations, costs, and expenses arising from, related to, or connected with any Proceedings, including, without limitation, all liabilities, judgments, settlements, injunctions, bonds, fines, penalties, investigations, judicial or administrative proceedings or appeals, attorneys' fees and disbursements, and any costs of establishing a right to indemnification under this Agreement.

                  (b) Indemnity. BEI shall indemnify Turner and shall hold him harmless from and against all Proceedings and all Expenses and actually and reasonably incurred by Turner in connection with the defense, settlement, or other resolution of any Proceeding. Provided, however, that if Turner is not employed by BEI at the time any Expense is incurred, and if Turner is employed elsewhere and eligible for indemnification by his new employer for Expenses arising from or related to Proceedings, then Turner agrees to resort first to such new employer for reimbursement, defense, and indemnification, and BEI shall be responsible for any portion of Expenses not reimbursed by Turner's new employer.

                  (c) Advances of Expenses. While Turner is employed by BEI, or if Turner is employed elsewhere and not eligible for indemnification for Expenses arising from Proceedings, then all Expenses shall be paid by BEI in advance and on or prior to the date when payment of such Expenses is due. If Turner is not employed by BEI at the time Expenses are incurred and is eligible for indemnification for Expenses arising from Proceedings, then BEI agrees to pay its portion, if any, arising under paragraph 3.1(b) within thirty days after receiving a request for payment from Turner.

                  (d) Indemnification Hereunder Not Exclusive. The indemnification provided by this Agreement shall not be deemed exclusive of any other rights to which Turner may be entitled under the Certificate of Incorporation, the Bylaws, any agreement, any vote of stockholders or disinterested directors, the General Corporation Law of the BEI's state of incorporation, or otherwise.

            3.2. BEI and its Successors agree that for the period of Turner's employment hereunder, and for and additional period of three (3) full calendar years thereafter, BEI shall maintain in effect for Turner all Director and Officers Liability insurance coverage in effect for other officers and directors of BEI.

4. MISCELLANEOUS

            4.1. Successors; Binding Agreement. BEI will require any Successor, by agreement in form and substance satisfactory to Turner, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that BEI would be required to perform it if no such succession had taken place. Failure of BEI to obtain such agreement before the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Turner to compensation from BEI and its Successors in the same amount and on the same terms as Turner would be entitled hereunder if his employment terminated under this Agreement, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination. This Agreement shall inure to the benefit of and shall be enforceable by Turner's personal or legal representatives, executors, administrators, Successors, heirs, distributes, devisees and legatees. If Turner should die or become disabled while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Turner's devisees, legatee or other designee or, if there be no such designee, to his estate.

            4.2. Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or sent by certified express mail, return receipt requested, postage prepaid, to the parties to this Agreement at the following addresses or to such other address as either party to this Agreement shall specify by notice to the other:

            If to BEI:

                  BEI Medical Systems, Inc,
                  One Post Street
                  Suite 2500
                  San Francisco, CA 94104
                  Attention: Charles Crocker, Chairman

                  With copies to:

                        Christopher Westover, Esq.
                        Cooley Godward LLP
                        One Maritime Plaza
                        20th Floor
                        San Francisco, CA 94111-3580

                        -- and --

                        Joseph J. Fleischman, Esq.
                        Norris McLaughlin & Marcus
                        721 Route 202-206
                        PO Box 1018
                        Somerville, NJ 08876-1018

                  if to Turner:

                        Richard W. Turner
                        9 Nomas Lane
                        Richmond. VA 23233

                        With copies to:

                              William J. Heller, Esq.
                              McCarter & English LLP
                              Four Gateway Center
                              100 Mulberry Street
                              Newark, NJ 07102

            4.3. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey applicable to agreements made and to be performed within New Jersey, without regard to the principles of conflict of laws.

            4.4. Resolution of Conflict. Any and all disputes, claims and controversies between the parties hereto concerning the validity, interpretation, performance, termination or breach of this Agreement, which cannot be resolved by the parties within sixty (60) days after such dispute, claim or controversy arises shall, at the option of either party, be referred to and finally settled by arbitration. Such arbitration shall be initiated by the initiating party giving notice (the "Arbitration Notice") to the other party (the "Respondent") that it intends to submit such dispute, claim or controversy to arbitration. The arbitration shall be conducted by a single arbitrator according to the rules of the American Arbitration Association as in effect on the date the notice of submission to arbitration is given (the "Rules"). The arbitrator shall be selected by mutual agreement between the parties, or, in the absence of such agreement, pursuant to the Rules. Such arbitration shall be held in New Jersey in accordance with the Rules except as otherwise expressly provided herein. The arbitrator shall render a written decision stating reasons therefor in reasonable detail within three (3) months after the appointment of the arbitrator. Each party shall bear its own costs and attorneys fees. All other costs and expenses of arbitration shall be apportioned between the parties. The award of the arbitrator shall be made in United States currency and shall be final and binding, and judgment thereon may be rendered by any court having jurisdiction thereof, or application may be made to such court for the judicial acceptance of the award and an order of enforcement as the case may be.

            4.5. Entire Agreement. This Agreement and its attachments sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and from and after the date hereof supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof; provided, however, that the benefits conferred under this Agreement are in addition to, and not in lieu of, any and all benefits conferred under plans and arrangements currently in effect for Turner.

            4.6. Assignment. This Agreement is binding upon and shall insure to the benefit of the BEI and Turner and his Successors, heirs, estate and personal representatives.

            4.7. Modification; Waiver. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto or in the case of a waiver, by the party waiving compliance.

            4.8. Authorization. BEI warrants and represents that the execution of this Agreement has been duly authorized by the Board of Directors of BEI, and is binding on BEI, and all permitted Successors and assigns.

            4.9. Surviving Terms. The terms and conditions of this Agreement which are required to survive in order to give effect to the letter and intent of this Agreement shall survive termination of this Agreement or Turner's employment with BEI.

            4.10. Choice of Counsel. At all times Turner shall be entitled to the attorneys of his choice to represent his personal or other interests, and wherever this Agreement, or any other agreement or corporate document entitles Turner to the reimbursement of expenses, Turner also shall be entitled to reimbursement of his personal attorneys' fee and costs.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

BEI MEDICAL SYSTEMS, INC.              RICHARD W. TURNER


By:_________________________________   ____________________________________
           Charles Crocker                      Richard W. Turner
        Chairman of the Board

Date:_______________________________   Date:_______________________________